Code of Ethics
of Mariner Holdings, LLC and Affiliates
(hereinafter referred to as the “Firm”)

Adopted by: Mariner Holdings LLC and Affiliates as of July 17, 2013

CODE OF ETHICS

INTRODUCTION

Mariner Holdings and Affiliates (the “Firm”) have adopted this Code of Ethics (the “Code” or “Code of Ethics”) in compliance with Rule 204A-1 under the Advisers Act in order to specify the standard of conduct expected of its Associated Persons.  The Firm will describe its Code of Ethics to clients in writing and, upon request, furnish clients with a copy of the Code of Ethics.

All Associated Persons of the Firm must comply with applicable federal securities laws.  In particular, it is unlawful for the Firm and any Associated Person, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly:

•	To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;

•	To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or

           •      To engage in any fraudulent, deceptive, or manipulative practice.

In adopting this Code, the Firm recognizes that it, and its affiliated persons owe a fiduciary duty to the Firm’s client accounts and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions.  In addition, the Firm and its Associated Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm’s Compliance Manual.  Associated Persons must report any violations of the Code of Ethics to the Firm’s Chief Compliance Officer.

DEFINITIONS

“Access Person” means any Supervised Person of the Firm:

(i)	Who has access to nonpublic information regarding any clients’ purchase or sale of securities;

(ii)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;

                   (iii)       Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers and partners are presumed to be access persons; or

                   (iv)      Such other persons as the Chief Compliance Officer shall designate.

“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.

“Affiliate Account” means, as to any Access Person, an Account: (i)Of any Family Member of the Access Person;

(ii)       For which the Access Person acts as a custodian, trustee or other fiduciary;

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(iii)
Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

(iv)     Of any Access Person of the Firm.

“Associated Person” of the Firm means any Access Person, and any employees, including independent contractors who perform advisory functions on behalf of the Firm.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.   An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in 16a-1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security.  This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security.  An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.

“Client  Account”  means  any  account  for  which  the  Firm  provides  services,  including investment advice and investment decisions.

“Control” has the same meaning as in section 2(a)(9) of the Company Act.  Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities.

“Family Member” of an Access Person means:

(i)         That person’s spouse or minor child who resides in the same household;

(ii)         Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;

(iii)        Any relative dependent on the Access Person for financial support; and

(iv)
Any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code is intended to prevent.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

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“Material Non-Public Information”

(i)
Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.

(ii)
Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.

“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

“Reportable Security” means a Security as defined in the Code, but does not include: (i)Direct obligations of the Government of the United States;

(ii)
Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, including repurchase agreements;

                  (iii)        Shares issued by money market funds;

(iv)	Shares issued by other mutual funds that are not advised or sub-advised by the firm or its affiliates; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds, none of which are funds advised or sub-advised by the firm or its affiliates.

“Restricted Security” means any Security on the Firm’s Restricted Security List.  In general, this list will include securities of public companies which are clients of the Firm, or whose senior management are clients of the Firm.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Supervised Person” includes

(i)	Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);

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(ii)	Employees of the adviser

(iii)
Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control including interns, temporary workers, consultants, independent contractors, certain employees of affiliates or particular persons designated by the chief compliance officer

INSIDER TRADING

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and the Firm to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and the Firm may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of the Firm and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by the Firm), while in the possession of material, nonpublic information, nor may any personnel of the Firm communicate material, nonpublic information to others in violation of the law.

1.   What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

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Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to the Firm's securities recommendations and client securities holdings and transactions.

2.   What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.   Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by the Firm (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•      Report the information and proposed trade immediately to the Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•      Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.

•	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4.   Contacts with Public Companies

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Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of the Firm or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, your clients and the Firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.   Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of the Firm and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

PROHIBITED PURCHASES, SALES AND PRACTICES

Timing of Personal Transactions

No Access Person may themselves purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.

If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may themselves effect a transaction in that Security prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

The above does not include transactions for accounts of Access Persons that are executed as part of a block trade within a managed strategy.

Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account.  Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

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No Associated Person:

•
while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

•	shall disclose material nonpublic information about a company to any person except for lawful purposes;

•
may purchase any Restricted Securities, found on the Restricted Securities List attached as Exhibit E, as for as long as the publicly traded company (or any member of its senior management) is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer. The Restricted Securities Trade Request and Approval Form is attached as Exhibit F.

Initial Public Offerings

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

Limited Offerings

No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

REPORTING

An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the reports described below as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires Beneficial Ownership.  In addition a “roll-forward” of employee holdings will be completed quarterly.

Initial Holdings Reports

Not later than 10 days after an Access Person becomes an Access Person, the Access Person must complete a Code of Ethics Certification and Initial Holdings Report, attached as Exhibit A, with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

•
The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•
The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

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•	The date the report is being submitted by the Access Person.

Quarterly Reportable Securities Transaction Reports

Not later than 30 days after the end of each calendar quarter, the Access Person must complete a Code of Ethics Quarterly Transactions Report as set forth on Exhibit B for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a  Reportable  Security  in  which  the  Access  Person  had  any  direct  or  indirect  Beneficial Ownership including:

•
The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;

•	The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report is being submitted by the Access Person.

Annual Holdings Reports

At least once each twelve (12) month period by a date specified by the Chief Compliance Officer, the Access Person must complete a Code of Ethics Certification and Annual Holdings Report as set forth on Exhibit C with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:

•
The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•
The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

•	The date the report is being submitted by the Access Person.

Exceptions From Reporting Requirements

An Access Person need not submit:

•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;

•	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

•
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

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Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates.  The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this code.

Annual Certification of Compliance

Each Access Person must submit annually, a Code of Ethics Certification and Annual Holdings Report as set forth on Exhibit C by a date specified by the Chief Compliance Officer, that the Access Person:

•	Has received, read and understand this Code and recognizes that the Access Person is subject to the Code;

•	Has complied with all the requirements of this Code; and

•	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

OUTSIDE BUSINESS ACTIVITIES

According to FINRA Rule 3270, “No registered person may be an employee, independent contractor, sole proprietor, officer, director or partner of another person, or be compensated, or have the reasonable expectation of compensation, from any other person as a result of any business activity outside the scope of the relationship with his or her member firm, unless he or she has provided prior written notice to the member, in such form as specified by the member. Passive investments and activities subject to the requirements of NASD Rule 3040 shall be exempted from this requirement.”

In  order  to  ensure  compliance  with  this  rule,  all  Access  Persons  are  required  to  submit information to the Chief Compliance Officer detailing all applicable outside business activities. The Outside Business Activities form is attached as Exhibit D. In addition, any changes to outside business activities must be submitted to the Chief Compliance Officer within 30 days. The Chief Compliance Officer is responsible for review and approval of or objection to all outside business activities. Approval of or objection to an outside business activity will be determined on a case-by-case basis, taking into consideration all applicable information.

CONFIDENTIALITY

Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account.  In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer.  These provisions shall continue in full force and effect after termination of the Associated Persons relationship with the Firm, regardless of the reason for such termination.

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Confidentiality of Information in Access Persons’ Reports

All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Firm.  However, reports of transactions and other information obtained under this Code may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm.  Furthermore, in the event of violations or apparent violations of the Code information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

GIFTS AND ENTERTAINMENT

The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any Supervised Person in connection with the Firm’s business unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe, payoff or kickback and (4) does not violate any laws or regulations. If you have any questions as to whether or not a gift or entertainment is appropriate, please contact Compliance for guidance.

No Supervised Person shall accept from any client or prospective client, or person or entity that does or seeks to do business with or on behalf of the Firm, any gift, service or other item of more than $100 in value. No supervised person may give or offer to give any gift valued at more than $200 to existing clients, or any entity that does business with or on behalf of the Firm without pre-approval by the Firm’s Chief Compliance Officer. Pre-approval requests should be submitted through  MyComplianceOffice.  Please  note, this limit does not include nominal logo/promotional items. No Supervised Person may give or accept cash or cash equivalent gifts, such as lottery tickets. This restriction does not apply to gift cards not redeemable for cash. Supervised Persons may provide to or accept from any client or prospective client, or person or entity that does or seeks to do business with or on behalf of the Firm a business entertainment event such as a dinner, golf outing, theater or sporting event if the person or entity providing the entertainment is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety. However, business entertainment above a reasonable value and/or an offer of travel expenses or hotel accommodations must be pre-approved by the Firm’s Chief Compliance Officer.  Meals  provided  in  the Firm’s  office, a client’s office, or in a similar business setting, shall not be deemed entertainment and the Firm does not require Supervised Persons to report these activities in their quarterly reports, as described below. Further, gifts and entertainment  exchanged between immediate family and  friends are excluded from the requirements herein.

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On a quarterly basis, all Supervised Persons will be required to attest to compliance with the Business Gifts and Entertainment for Investment Advisory Associates policy and that all required disclosures have been made and are complete and accurate.

Individuals registered with a broker dealer, such as Montage Securities, are subject to additional restrictions related to the dollar amount of gifts given and/or received and should abide by the gifts and entertainment policy of the broker dealer.

SANCTIONS

Upon determining that an Access Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

DUTIES OF THE CHIEF COMPLIANCE OFFICER

Identifying and Notifying Access Persons

The Chief Compliance Officer will identify each Access Person and notify each Access Person that the person is subject to this Code, including the reporting requirements.

Providing Information to Access Persons

The Chief Compliance Officer will provide advice, with the assistance of counsel, about the interpretation of this Code.

Revising the Restricted Securities List

The Chief Compliance Officer shall ensure that the Restricted Securities List is updated as necessary.

Reviewing Reports

The Chief Compliance Officer will review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code.

Maintaining Records

In its books and records, the Firm shall maintain all documents related to the Code including:

•	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

           •      A record of any violation of the Code, and of any action taken as a result of the violation;

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•	A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;

           •      A record of each Access Person report described in the Code;

•	A record of the names of persons who are currently, or within the past five years were, Access Persons; and

•
A record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.

Compliance and Review of the Chief Compliance Officer

The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre- clearance for certain activities and submitting any required forms and/or reports.  The President or his or her designee shall be responsible for all of the duties otherwise performed by the Chief Compliance Officer with regard to ensuring the compliance of the Chief Compliance Officer.

Reporting Violations and Sanctions

All Associated Persons shall promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code of Ethics. Any retaliation for the reporting of a violation under this Code of Ethics will constitute a violation of the Code of Ethics.

The Chief Compliance Officer shall consider reports made to it hereunder and shall determine whether or not the Code of Ethics has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

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EXHIBIT A

CODE OF ETHICS CERTIFICATION AND INITIAL HOLDINGS REPORT

Mariner  Holdings,  LLC and  Affiliates (the  “Firm”)  maintains a Code  of  Ethics and corresponding policies and procedures.  By your signature, you hereby confirm your acknowledgment of, and agreement and obligation to abide by, the Firm’s Code of Ethics and corresponding policies and procedures, and further confirm that you have complied with all of the requirements of the Code of Ethics, including disclosing all affiliate accounts and Reportable Securities transactions and holdings, during the previous calendar quarter.  You  further understand that your failure to comply with the Code of Ethics and corresponding policies and procedures is subject to disciplinary action including possible termination.

In accordance with the Firm’s Code of Ethics please provide account statements of all accounts containing securities (including but not limited to Reportable Securities) in which you had any direct or indirect Beneficial Ownership so long as such statements are dated within forty-five (45) days prior to the submission of this report.  Alternatively, you may attach a report containing:

           •      The title, number of shares and principal amount of each Reportable Security in which you had any direct or indirect Beneficial Ownership; and

•
The name of any broker, dealer or bank with whom an account is maintained containing securities (including but not limited to Reportable Securities) in which you had any direct or indirect Beneficial Ownership.

This Code of Ethics Certification and Initial Holdings Report must be returned to the Chief

Compliance Officer, with all applicable documents, no later than

                                                            (due date).

SUBMITTED BY:

_____________________________________________________________         ____________________________________________________
Signature                                                                                                                                       Submission Date

_____________________________________________________________
Print Name

REVIEWED BY:

_____________________________________________________________         ____________________________________________________
Chief Compliance Officer                                                                                                            Review Date

EXHIBIT B

CODE OF ETHICS QUARTERLY TRANSACTION REPORT

Mariner  Holdings,   LLC  and  Affiliates  (the  “Firm”)  maintains  a  Code  of  Ethics  and corresponding policies and procedures.  By your signature below, you hereby confirm your acknowledgment of, and agreement and obligation to abide by, the Firm’s Code of Ethics and corresponding policies and procedures, and further confirm that you have complied with all of the requirements of the Code of Ethics during the previous calendar quarter.   You further understand that your failure to comply with the Code of Ethics and corresponding policies and procedures is subject to disciplinary action including possible termination.

Please respond to the following for the reporting period:   quarter of 20 .

1. Did you effect any Acquisition or Disposition of a Reportable Security in which you had any direct or indirect Beneficial Ownership during this past quarter?

❑         YES (check one of the following, then proceed to item 2).

m
I have supplied the Firm with trade confirmations or account statements, and the Firm has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which any transactions take place.

 m     I have supplied the following:

(a) the date of the Acquisition or Disposition, title, interest rate and maturity date (if applicable), number of shares and principal amount of each Reportable Security;

(b) the nature of the Acquisition or Disposition (i.e., purchase, sale, gift or any other type of Acquisition or Disposition);

(c) the price of the Reportable Security at which the Acquisition or Disposition was effected; and

      (d) the  name of the broker, dealer or bank  with or through which  the Acquisition or Disposition was effected.

❑         NO, I have not effected any reportable transactions (proceed to item 2).

2. Did you establish any new account(s) which contain securities (including but not limited to Reportable Securities) in which you had a direct or indirect Beneficial Ownership during this quarter?

❑         YES (check one of the following).

m
I have supplied the Firm with trade confirmations or account statements, and the Firm has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which any transactions take place.

 m      I have supplied the following:

(a) the name of the broker, dealer or bank with whom the account was established; and

       (b) the date the account was established.

EXHIBIT B

❑	NO, I have not opened any new account(s) which contain securities during this past quarter.

This Code of Ethics Quarterly Transactions Report must be returned to the Chief Compliance Officer with all applicable documents, no later than thirty days after the end of the previous calendar quarter.

SUBMITTED BY:

_____________________________________________________________       ____________________________________________________
Signature                                                                                                                                       Submission Date

_____________________________________________________________
Print Name

REVIEWED BY:

_____________________________________________________________      ____________________________________________________
Chief Compliance Officer                                                                                                            Review Date

EXHIBIT C

CODE OF ETHICS CERTIFICATION AND ANNUAL HOLDINGS REPORT

Mariner  Holdings,   LLC  and  Affiliates  (the  “Firm”)  maintains  a  Code  of  Ethics  and corresponding policies and procedures.  By your signature below, you hereby confirm your acknowledgment of, and agreement and obligation to abide by, the Firm’s Code of Ethics and corresponding policies and procedures, and further confirm that you have complied with all of the requirements of the Code of Ethics during  the  previous  calendar  year.    You  further understand that your failure to comply with the Code of Ethics and corresponding policies and procedures is subject to disciplinary action including possible termination.

In accordance with the Firm’s Code of Ethics please provide account statements of all accounts containing securities (including but not limited to Reportable Securities) in which you had any direct or indirect Beneficial Ownership so long as such statements are dated within forty-five (45)  days  prior  to  the  submission  of  this  report:    Alternatively,  you  may  attach  a  report containing:

•	The title, number of shares and principal amount of each Reportable Security in which you had any direct or indirect Beneficial Ownership; and

•
The name of any broker, dealer or bank with whom an account is maintained containing securities (including but not limited to Reportable Securities) in which you had any direct or indirect Beneficial Ownership.

This Code of Ethics Certification and Annual Holdings Report must be returned to the Chief

Compliance Officer, with all applicable documents, no later than

                                                            (due date).

SUBMITTED BY:

_____________________________________________________________       ___________________________________________________
Signature                                                                                                                                       Submission Date

_____________________________________________________________
Print Name

REVIEWED BY:

_____________________________________________________________      ____________________________________________________
Chief Compliance Officer                                                                                                            Review Date

EXHIBIT D

MARINER HOLDINGS, LLC AND AFFILIATES

Statement of Representation Pursuant to FINRA Section 3270-Outside Business Activities

In accordance with the requirements of Section 3270 of the FINRA Conduct Rules on Outside Business Activities, “No registered person may be an employee, independent contractor, sole proprietor, officer, director or partner of another person, or be compensated, or have the reasonable expectation of compensation, from any other person as a result of any business activity outside the scope of the relationship with his or her member firm, unless he or she has provided prior written notice to the member, in such form as specified by the member. Passive investments and activities subject to the requirements of NASD Rule 3040 shall be exempted from this requirement.”

Please complete the following:

☐ I hereby acknowledge and represent, I am not engaged in any Outside Business Activity (OBA).

☐ I hereby acknowledge and represent, I engage in an Outside Business Activity (OBA). (Includes, but not limited to, IAR of an RIA, CPA, insurance business, real estate ventures, etc.)

1.    Name of Other Business: __________________________________________________

2.    Investment Related?       Yes  ☐        No  ☐

3.    Address of Other Business: ________________________________________________

4.      Nature of Business: _____________________________________________________

5.      Position, Title, or Relationship: _____________________________________________

6.      Start Date: ____________________________________________________________

7.      Approximate # of Hours/Month:  ___________________________________________

8.      # of Hours During Securities Hours: _________________________________________

9.      Briefly describe your duties: _______________________________________________

**If you participate in additional Outside Business Activities, please provide the above information on additional paper.

Please notify the Compliance Department within 30 days in the event of a material change to your outside business activities.

I understand that the Compliance Department will review and approve or object to the OBA, and that if approved, my Form U-4 will be amended to reflect this OBA.

Signature: ______________________________        Date:  __________________________

Name:  _________________________________

Please return to the Compliance Department via mail, email (compliance@mariner-holdings.com) or facsimile (913) 647-9725.

EXHIBIT E

RESTRICTED/PRE-CLEARANCE SECURITIES LIST

Each of the Firm’s Associated Persons is prohibited from purchasing any of the following restricted securities for as long as the publicly traded company and/or a member of such publicly traded company’s senior management is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer in writing.

SECURITY NAME	SYMBOL
ASPYRA INC	APYI.PK
COLONY MULTI-STRATEGY FUND (LP AND LTD) (CMSF, LP/LTD)
HAWTHORN BANCSHARES, INC.	HWBK
INDEPENDENT BANK CORPORATION	IBCP
CONVERGENCE CORE PLUS FUND	MARNX
MARINER REAL ESTATE PARTNERS, LLC (MREP, LLC)
MARINER REAL ESTATE PARTNERS II, LLC (MREP II, LLC)
MARINER REAL ESTATE PARTNERS III, LLC (MREP III, LLC)
MARINER REAL ESTATE PARTNERS IIIA, LLC (MREP IIIA, LLC)
MARINER REAL ESTATE PARTNERS IIIB, LLC (MREP IIIB, LLC
NEXXUS LIGHTING, INC.	NEXS
NUANCE CONCENTRATED VALUE FUND	NCVLX
PALMER SQUARE ABSOLUTE RETURN FUND (CLASS A)	PSQAX
PALMER SQUARE ABSOLUTE RETURN FUND (CLASS I)	PSQIX
PALMER SQUARE SSI ALTERNATIVE INCOME FUND (CLASS A)	PSCAX
PALMER SQUARE SSI ALTERNATIVE INCOME FUND (CLASS I)	PSCIX
PALMER SQUARE MULTI-STRATEGY FUND, LTD. (PSMSF, LTD.)
PALMER SQUARE MULTI-STRATEGY FUND, LP (PSMSF, LP)
PALMER SQUARE OPPORTUNITY FUND, LP (PSOF LP)
PALMER SQUARE EMERGING MANAGER FUND, LP
PALMER SQUARE EMERGING MANAGER FUND II, LP
PALMER SQUARE OPPORTUNISTIC CREDIT FUND, LLC
PALMER SQUARE SHORT DURATION INVESTMENT GRADE TRUST
PALMER SQUARE OPPORTUNISTIC INVESTMENT GRADE PLUS
PMC COMMERCIAL TRUST	PCC
SLS INTERNATIONAL, INC.	SLSZQ
TEAM FINANCIAL	TFINQ
THE GIRALDA FUND	GDAMX
THE GIRALDA FUND (CLASS I)	GDAIX
TORTOISE CAPITAL RESOURCES CORP	TTO
TORTOISE ENERGY CAPITAL CORP	TYY
TORTOISE ENERGY INDEPENDENCE	NDP
TORTOISE ENERGY INFRASTRUCTURE CORP	TYG
TORTOISE MLP FUND INC.	NTG
TORTOISE NORTH AMERICAN ENERGY CORP	TYN
TORTOISE PIPELINE & ENERGY FUND	TTP
TORTOISE POWER AND ENERGY	TPZ

EXHIBIT F

MARINER HOLDINGS, LLC AND AFFILIATES

INITIAL PUBLIC OFFERINGS, LIMITED OFFERINGS AND RESTRICTED
SECURITIES TRADE REQUEST AND APPROVAL FORM

Trade Date: _________________

Account #: _________________          Account Name:  ____________________________________

Buy/Sell                                 Quantity                                                                       Description                                                                                                                                    Total Amount

ATTESTATION

       I hereby acknowledge that I am aware of Federal and State law requirements and the Firm’s policy and procedures relating to the restricted nature in trading of the securities listed above.

       Therefore, I shall not engage either for a client or on my own behalf in a securities transaction that would be promulgated by having material, non-public information.  I understand that if I have been discovered in such practice, I shall be subject to immediate dismissal and the relevant trading information shall be disclosed to the State of Kansas and the SEC.

Employee Signature: __________________________________      Date:  ________________________

Employee Name: _____________________________________

This Form has to be approved by the Chief Compliance Officer prior to placing an order in the account. Please use one form per account.

       Approved by:  ________________________________     Date: _______________________